Restricted Share Purchase Agreement

This Agreement, dated as of the 12th day of March, 2007, is between Saturna Capital Corporation ("Saturna") and Saturna Investment Trust ("Trust") on behalf of its series Sextant Core Fund ("Fund").

Whereas, the Fund is a newly created series of the Trust; and

Whereas, the shares of the Fund ("Shares") are not yet being offered to the public, pending effectiveness of a registration statement with the Securities and Exchange Commission; and

Whereas, Saturna wishes to purchase and the Trust wishes to sell 50,000 Shares to provide initial capital to the Fund, the parties agree as follows:

Simultaneously with the execution of this Agreement the Trust will issue and sell to Saturna 50,000 Shares and Saturna will pay to the Trust $500,000 in return therefore.

Saturna acknowledges that the Shares are not being sold pursuant to an effective SEC registration statement and agrees that Saturna will not sell, transfer, or redeem the Shares prior to the public offering of the Shares pursuant to an effective SEC registration statement.

In witness whereof, the Trust and Saturna have executed this Agreement as of the date first written above.

SATURNA CAPITAL CORPORATION By /s/ Nicholas F. Kaiser Nicholas F. Kaiser, President	SATURNA INVESTMENT TRUST By /s/ Phelps S. McIlvaine Phelps S. McIlvaine, Vice President